Exhibit 4.3

COLLEGIUM PHARMACEUTICAL, INC.

SEVENTH AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

THIS SEVENTH AMENDED AND RESTATED STOCKHOLDERS AGREEMENT is made as of March 6, 2015 (this “Agreement”) by and among (i) Collegium Pharmaceutical, Inc. (the “Company”), (ii) holders of Common Stock or options to acquire Common Stock whose names are set forth on Schedule I hereto and each person who shall, after the date hereof, acquire shares of Common Stock and join in and become a party to this Agreement by executing and delivering to the Company an Instrument of Accession in the form of Exhibit A hereto (each a “Holder” and collectively as the “Holders”), and (iii) those persons and entities whose names are set forth on Schedule II hereto (each an “Investor” and collectively the “Investors”, and together with the Holders, collectively, the “Stockholders”).

Recitals

WHEREAS, concurrently with the execution of this Agreement, the Company and the certain of the Investors are entering into a Series D Convertible Preferred Stock Purchase Agreement (the “Purchase Agreement”) providing for the sale of shares of the Company’s Series D Preferred Stock (“Series D Preferred Stock”); and

WHEREAS, the Investors and the Holders are parties to that certain Sixth Amended and Restated Stockholders Agreement, dated as of July 11, 2014, among the Company and the other parties named therein (the “Prior Agreement”), and the Company, the Investors and the Holders desire to amend and restate the Prior Agreement in its entirety and to accept the rights created pursuant to this Agreement in lieu of the rights granted to them under the Prior Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Stockholders agree as follows:

1.             Prohibited Transfers.  The Stockholders shall not sell, assign, transfer, pledge, hypothecate, mortgage or dispose of, by gift or otherwise, or in any way encumber, all or any part of the Shares (as defined below) owned by them except in compliance with the terms of this Agreement.  Notwithstanding anything herein to the contrary, in no event shall any Shares be sold to a competitor of the Company, as determined by the Board of Directors of the Company (the “Board of Directors”), such determination to include the affirmative approval of a majority of the Investor Directors (as defined below).  For purposes of this Agreement, the term “Shares” shall mean and include all shares of Common Stock, Preferred Stock and any other capital stock of the Company owned by the Stockholders, whether presently held or hereafter acquired.  The Company shall not transfer on its books any shares of its capital stock which are subject to this Agreement unless the provisions hereof have been complied with in full.  Any purported transfer by a Stockholder of capital stock of the Company without full compliance with the provisions of this Agreement shall be null and void.

2.             Right of First Refusal on Dispositions by the Stockholders.  Except as set forth in Section 4 hereof, if at any time a Stockholder (other than the holders of Series D Preferred Stock with respect to their shares of Series D Preferred Stock) (a “Selling Stockholder”) wishes to sell, assign, transfer or otherwise dispose of any or all Shares (“Offered Shares”) owned by such Selling Stockholder pursuant to the terms of a bona fide offer received from a third party, such Selling Stockholder shall deliver to the Company and to each Investor, in accordance with Section 8 below, a written offer to sell such Offered Shares to the Company and its assigns and the Investors (other than the Selling Stockholder if the Selling Stockholder is an Investor) on terms and conditions, including price, not less favorable to the Company and its assigns and to each Investor than those on which the Selling Stockholder proposes to sell such Offered Shares to such third party (the “Offer”).  The Offer shall disclose the identity of the proposed purchaser or transferee (the “Purchaser”), the Offered Shares proposed to be sold or transferred, the agreed terms of the sale or transfer, including the price, and any other material facts relating to the sale or transfer.  Within fifteen (15) days after receipt of the Offer (the “Company Option Period”), the Company shall give notice to each Investor and the Selling Stockholder of whether the Company or its assigns intends to purchase all or any portion of the Offered Shares on the terms and conditions as set forth in the Offer, which notice shall be delivered in accordance with Section 8 below, and shall, when taken in conjunction with the Offer, be deemed to constitute a valid, legally binding and enforceable agreement for the sale and purchase of the Shares covered thereby.

If, for any reason whatsoever, the Company or its assigns shall not exercise their right to purchase all of the Offered Shares as provided herein, then each of the Investors shall have the right to purchase, on the same terms and conditions set forth in the Offer, that portion of the Offered Shares which the Company and its assigns shall not have agreed to purchase from the Selling Stockholder (all such remaining Offered Shares being referred to as the “Remaining Offered Shares”) to be determined in the manner set forth herein.  Each Investor shall have the right to purchase that number of the Remaining Offered Shares as shall be equal to the aggregate Remaining Offered Shares multiplied by a fraction, the numerator of which is the number of Shares then owned by such Investor and the denominator of which is the aggregate number of Shares owned by all Investors.  In determining the number of Shares owned by an Investor for purposes of exercising rights under this Agreement, all Shares held by Affiliated Parties (as defined below) of such Investor shall be aggregated together (provided that no Shares shall be attributed to more than one entity or person within any such group of Affiliated Parties).  The amount of Shares each Investor is entitled to purchase under this Section 2 shall be referred to as such Investor’s “Pro Rata Fraction.”  In the event any Investors elect not to purchase their full Pro Rata Fraction, then any Investors who have elected to purchase their full Pro Rata Fraction shall have the right to purchase, on a pro rata basis with any other Investors who so elect to purchase their full Pro Rata Fraction, any Pro Rata Fraction not purchased by other Investors.  Each Investor shall have a period of thirty (30) days from the expiration of the Company Option Period to act upon the Offer.  Each Investor shall have the right to accept the Offer as to all or part of such Investor’s Pro Rata Fraction.  In the event that an Investor elects to purchase all or part of such Investor’s Pro Rata Fraction, such Investor shall notify the Company, each other Investor and the Selling Stockholder in writing of such Investor’s election to purchase some or all of the Offered Shares such Investor is entitled to purchase, which notice shall be delivered in accordance with Section 8 below, and shall, when taken in conjunction with the Offer, be deemed to constitute a valid, legally binding and enforceable agreement for the sale and purchase of the Shares covered thereby.  Each Investor shall have the right to transfer its right under this Section 2 in whole or in part to any Affiliated Party.

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Subject to the provisions of Section 3 below, in the event that the Company and the Investors have not exercised their rights to purchase all of the Offered Shares offered by a Selling Stockholder pursuant to the Offer within sixty (60) days after the Selling Stockholder’s delivery of the Offer to the Company (“Offer Expiration”), the Selling Stockholder may sell such Offered Shares at any time within 90 days after the Offer Expiration; provided, however, any such sale of such Offered Shares shall be at not less than the price specified in the Offer nor upon other terms and conditions more favorable to the Purchaser than those specified in the Offer; provided, further, any such Offered Shares not sold within such 90-day period shall continue to be subject to the requirements of this Section 2.

For purpose of this Agreement, “Affiliated Party” means, with respect to any Investor, any person or entity which, directly or indirectly, controls, is controlled by or is under common control with such Investor, including, without limitation, any general partner, officer or director of such Investor and any venture capital fund now or hereafter existing which is controlled by one or more general partners of, or shares the same management company as, such Investor.

3.             Right of Participation in Sales by Holders.  If the Company, its assigns and the Investors do not exercise their options to purchase all of the Offered Shares within the periods described in Section 2 (the “Option Period”), if at any time a Selling Stockholder wishes to sell, or otherwise dispose of any Shares owned by him to the Purchaser in a transaction which is subject to the provisions of this Section 3, each Investor shall have the right to require, as a condition to such sale or disposition, that the Purchaser purchase from said Investor at the same price per Share and on the same terms and conditions as involved in such sale or disposition by the Selling Stockholder that number of shares equal to the product obtained by multiplying (i) the aggregate number of Offered Shares not purchased by the Company or its assignees and/or the Investors by (ii) a fraction, (x) the numerator of which is the number of shares of Common Stock held by such Investor or issued or issuable upon the conversion or exercise of Preferred Stock or other rights to acquire shares of Common Stock held by such Investor at the time of the delivery of the Offer and (y) the denominator of which is the total number of shares of Common Stock held by such Selling Stockholder (excluding shares purchased by the Company or its assignees and/or Investors) plus the number of shares of Common Stock held by all Investors or issued or issuable upon the conversion or exercise of Preferred Stock or other rights to acquire shares of Common Stock held by all Investors at the time of the delivery of the Offer.  Each Investor wishing so to participate in any such sale or disposition shall notify the Selling Stockholder of such intention as soon as practicable after receipt of the Offer made pursuant to Section 2, and in all events within fifteen (15) days after receipt thereof.  In the event that an Investor shall elect to participate in such sale or disposition, such Investor shall individually communicate such election to the Selling Stockholder, which communication shall be delivered in accordance with Section 8 below.  The Selling Stockholder and/or each participating Investor shall sell to the Purchaser all, or at the option of the Purchaser, any part of the Shares proposed to be sold by them at not less than the price and upon other terms and conditions, if any, not more favorable to the Purchaser than those originally offered in the Offer; provided, however, that any purchase of less than all of such Shares by the Purchaser shall be made from the Selling Stockholder and/or each participating Investor based upon a fraction, the numerator of which is the number of Shares then owned by the Selling Stockholder or such participating Investor (including any Shares owned by Affiliated Parties) and the denominator of which is the aggregate number of Shares held by the Selling Stockholder and all of the participating

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Investors.  The Selling Stockholder or participating Investor shall use his or its best efforts to obtain the agreement of the Purchaser to the participation of the participating Investors in the contemplated sale, and shall not sell any Shares to such Purchaser if such Purchaser declines to permit the participating Investors to participate pursuant to the terms of this Section 3.  The provisions of this Section 3 shall not apply to the sale of any Shares by a Selling Stockholder to an Investor pursuant to an Offer under Section 2.

4.             Permitted Transfers.

(i)            Except for the prohibition in Section 1 with respect to transfers to a competitor of the Company, which prohibition shall apply to all transfers, the provisions of Sections 1, 2 and 3 shall not apply to: (a) any transfer of Shares by a Stockholder by gift or bequest or through inheritance to, or for the benefit of, any member or members of his or her immediate family (which shall include any spouse, lineal ancestor or descendant) or to a trust, partnership or limited liability company for the benefit of such members; (b) any transfer of Shares by a Stockholder to a trust in respect of which he or she serves as trustee, provided that the trust instrument governing said trust shall provide that such Stockholder, as trustee, shall retain sole and exclusive control over the voting and disposition of said Shares until the termination of this Agreement; (c) any sale of Common Stock in a public offering pursuant to a registration statement filed by the Company with the Securities and Exchange Commission; (d) any repurchase of shares of Common Stock by the Company from officers, employees, directors or consultants of the Company which are subject to restricted stock purchase agreements under which the Company has the option to repurchase such shares upon the occurrence of certain events, including termination of employment; (e) any transfer of Shares to any person who is an “affiliated person” of a Stockholder, as that term is defined in the Investment Company Act of 1940; or (f) any transfer of Shares by an Investor to an Affiliated Party.

(ii)           In the event of any such transfer, other than pursuant to subsection (i)(c) or (d) of this Section 4, the transferee of the Shares shall hold the Shares so acquired with all the rights conferred by, and subject to all the restrictions imposed by this Agreement, and as a condition to such transfer, each such transferee shall execute and deliver an instrument of accession in the form of Exhibit A agreeing to be bound by the provisions of this Agreement.

5.             Approved Sale.

(a)           For purposes of this Agreement, an “Approved Sale” means a Deemed Liquidation Event (as defined in the Articles of Incorporation of the Company, as amended or restated from time to time (the “Articles of Incorporation”).  In the event that the holders of at least sixty percent (60%) of the voting power of the then outstanding shares of Preferred Stock, voting together as a single class (the “Requisite Investors”), approve an Approved Sale, then the Company, or if applicable, the Requisite Investors shall provide the other Stockholders at least twenty (20) days’ advance notice of such Approved Sale, which notice shall include a reasonably detailed description of the Approved Sale, including the proposed time and place of closing, the consideration to be received by the Stockholders, and any other material terms.  Upon receipt of the notice, the Stockholders shall consent to, vote for and raise no objections to the Approved

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Sale, and (i) if the Approved Sale is structured as a merger or consolidation of the Company, or a sale of all or substantially all of the Company’s assets, the Stockholders shall waive any dissenters’ rights, appraisal rights or similar rights in connection with such merger, consolidation or asset sale, or (ii) if the Approved Sale is structured as a sale of the stock of the Company, the Stockholders shall agree to sell all of their Shares on the terms and conditions approved by the Requisite Investors; provided, however, (A) each holder of each class or series of the Company’s stock will receive the same form of consideration for their shares of such class or series as is received by other holders in respect of their shares of such same class or series of stock, (B) each holder of a series of Preferred Stock will receive the same amount of consideration per share of such series of Preferred Stock as is received by other holders in respect of their shares of such same series, (C) each holder of Common Stock will receive the same amount of consideration per share of Common Stock as is received by other holders in respect of their shares of Common Stock, and (D) unless the Requisite Investors elect to receive a lesser amount by written notice given to the Company at least ten (10) days prior to the effective date of any such Approved Sale, the aggregate consideration receivable by all holders of the Preferred Stock and Common Stock shall be allocated among the holders of Preferred Stock and Common Stock on the basis of the relative liquidation preferences to which the holders of each respective series of Preferred Stock and the holders of Common Stock are entitled upon a Deemed Liquidation Event (assuming for this purpose that the Approved Sale is a Deemed Liquidation Event) in accordance with the Articles of Incorporation in effect immediately prior to the Approved Sale; provided, however, that, notwithstanding the foregoing, if the consideration to be paid in exchange for the Holder’s Shares or Investor’s Shares, as applicable, pursuant to this Section 5(a) includes any securities and due receipt thereof by any Holder or Investor would require under applicable law (I) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (II) the provision to any Holder or Investor of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act of 1933, as amended (“Securities Act”), the Company may cause to be paid to any such Holder or Investor in lieu thereof, against surrender of the Holder’s Shares or Investor’s Shares, as applicable, which would have otherwise been sold by such Holder or Investor, an amount in cash equal to the fair value (as determined in good faith by the Board of Directors, such determination to include the affirmative approval of a majority of the Investor Directors) of the securities which such Holder or Investor would otherwise receive as of the date of the issuance of such securities in exchange for the Holder’s Shares or Investor’s Shares, as applicable.  The Stockholders shall take all actions reasonably requested by the Requisite Investors in connection with the consummation of the Approved Sale, including the execution and delivery of such agreements and such instruments and other actions reasonably necessary to effectuate the Approved Sale, including making such representations and warranties, if applicable, as are usual and customary in a transaction of the nature of an Approved Sale; provided, however, that no Stockholder may be required to be liable for any indemnification or other obligations or to make any representations, warranties or covenants in connection with any Approved Sale unless the Requisite Investors are liable for the same (or greater) indemnification obligations and make the same (or greater) representations, warranties and covenants.

(b)           The closing of any Approved Sale pursuant to this Section 5 shall be held at such time and place as the Company, or if applicable, the Requisite Investors shall reasonably specify.  At such closing, if the terms of the Approved Sale so require, all of the Stockholders

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shall deliver certificates representing the Shares to be sold, duly endorsed for transfer and accompanied by all requisite stock transfer taxes, if any, and the Shares to be transferred shall be free and clear of any liens, claims or encumbrances (other than restrictions imposed by this Agreement).  In addition to any representations and warranties set forth above, each of the Stockholders shall further represent and warrant that it is the record and beneficial owner of such Shares and make such additional representations and warranties and related indemnities relating to its ownership of the Shares as shall be customary in transactions of a similar nature.

(c)           No Stockholder shall be a party to any Stock Sale (as defined in the Articles of Incorporation) unless all holders of Preferred Stock are allowed to participate in such transaction and the consideration received pursuant to such transaction is allocated among the parties thereto in the manner specified in the Articles of Incorporation in effect immediately prior to the Stock Sale, unless the Requisite Holders (as defined in the Articles of Incorporation) elect otherwise by written notice given to the Company at least ten (10) days prior to the effective date of any such transaction or series of related transactions.

(d)           Nothing contained in this Section 5 shall preclude the Company from completing an Approved Sale in accordance with the applicable provisions of the Virginia Stock Corporation Act, the Articles of Incorporation and the Company’s bylaws regardless of whether the conditions specified in this Section 5 are satisfied.

6.             Election of Directors.  Each Stockholder agrees to vote all Shares (and attend, in person or by proxy, all meetings of stockholders called for the purpose of electing directors), and the Company agrees to take all actions (including, but not limited to the nomination of specified persons) to cause and maintain the election to the Board of Directors, to the extent permitted pursuant to the Articles of Incorporation, the following persons:

(i)            the person then employed as the Chief Executive Officer of the Company, who initially shall be Michael Heffernan (the “CEO Director”);

(ii)           so long as TPG Biotechnology Partners IV, L.P. and its Affiliated Parties (“TPG”) hold at least 500,000 shares of Preferred Stock or Common Stock issued upon the conversion of the Preferred Stock (subject to appropriate adjustment to reflect any stock split or similar corporate event affecting the Preferred Stock or Common Stock), one (1) person designated by TPG and elected by the holders of Series D Preferred Stock (the “TPG Director”), who initially shall be Eran Nadav;

(iii)          so long as Longitude Venture Partners, L.P. and its Affiliated Parties (“Longitude”) hold at least 500,000 shares of Preferred Stock or Common Stock issued upon the conversion of the Preferred Stock (subject to appropriate adjustment to reflect any stock split or similar corporate event affecting the Preferred Stock or Common Stock), one (1) person designated by Longitude and elected by the holders of Series C Preferred Stock (the “Longitude Director”), who initially shall be David Hirsh;

(iv)          so long as Skyline Venture Partners V, L.P. and its Affiliated Parties (“Skyline”) hold at least 500,000 shares of Preferred Stock or Common Stock issued upon the conversion of the Preferred Stock (subject to appropriate adjustment to reflect any stock

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split or similar corporate event affecting the Preferred Stock or Common Stock), one (1) person designated by Skyline and elected by the holders of Series B Preferred Stock (the “Skyline Director”), who initially shall be John Freund;

(v)           so long as Frazier Healthcare VI, LP and its Affiliated Parties (“Frazier”) hold at least 500,000 shares of Preferred Stock or Common Stock issued upon the conversion of the Preferred Stock (subject to appropriate adjustment to reflect any stock split or similar corporate event affecting the Preferred Stock or Common Stock), one (1) person designated by Frazier and elected by the holders of Series A Preferred Stock (the “Frazier Director”, and together with the TPG Director, Longitude Director and Skyline Director, the “Investor Directors”), who initially shall be Patrick Heron; and

(vi)          two (2) persons who are not employed by, contractors of, nor affiliated with the Company (the “Mutually-Designated Directors”), one of whom shall be a financial expert, and who are acceptable to a majority of the other members of the Board of Directors, such majority including the affirmative approval by a majority of the Investor Directors, who initially shall be Gino Santini and Garen Bohlin.

Each of the parties further covenants and agrees to vote, to the extent possible, all Shares now owned or hereafter acquired by such party so that the Board of Directors shall consist of no more than seven (7) members.

In the absence of any designation from the persons or groups so designating directors as specified above, the director previously designated by them and then serving shall be reelected if still eligible to serve as provided herein.

No party hereto shall vote to remove any member of the Board of Directors designated in accordance with the aforesaid procedure unless the persons or groups so designating directors as specified above so vote, and, if such persons or groups so vote then the non-designating party or parties shall likewise so vote.

Any vacancy on the Board of Directors created by the resignation, removal, incapacity or death of any person designated under this Section 6 shall be filled by another person designated in a manner so as to preserve the constituency of the Board of Directors as provided above.

7.             Termination.  This Agreement, and the respective rights and obligations of the parties hereto, except for the obligations set forth in Section 9 in connection with an Initial Public Offering (as defined in the Articles of Incorporation), shall terminate upon the earliest to occur of the following: (i) the closing of an IPO (as defined below); or (ii) immediately prior to the closing of a Deemed Liquidation Event (as defined in the Articles of Incorporation).

8.             Notices.  All notices, requests, consents and other communications under this Agreement shall be in writing and shall be deemed delivered (i) three business days after being sent by registered or certified mail, return receipt requested, postage prepaid or (ii) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, in each case to the intended recipient as set forth below:

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if to the Company, at Collegium Pharmaceutical, Inc., 780 Dedham Street, Suite 800, Canton, MA 02021, Attn: Chief Executive Officer, with a copy to Pepper Hamilton LLP, 125 High Street, Boston, Massachusetts 02110, Attention: Robert Chow, Esq.;

if to a Holder at such Holder’s address as set forth on Schedule I hereto or on the Instrument of Accession pursuant to which such Holder became a party to this Agreement, or if to the Investor at such Investor’s address as set forth on Schedule II hereto (and in the case of notice to TPG hereunder, with a copy (which copy shall not constitute notice hereunder) to Cooley LLP, Attn: Gordon Empey, 1700 Seventh Avenue, Suite 1900, Seattle, WA 98101-1355).

Any party may give any notice, request, consent or other communication under this Agreement using any other means (including, without limitation, personal delivery, messenger service, telecopy, first class mail or electronic mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the party for whom it is intended.  Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section 8.

9.             Lock-up Agreement.  Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter(s), during the period commencing on the date of the final prospectus relating to the initial registration by the Company of shares of its Common Stock or any other equity securities under the Securities Act on a registration statement on Form S-1 (the “IPO”) and ending on the date specified by the Company and the managing underwriter(s) (such period not to exceed one hundred eighty (180) days, or such other period as may be required to accommodate applicable regulatory restrictions on (1) the publication or other distribution of research reports and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise.  The foregoing provisions of this Section 9 shall apply only to the IPO, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, or the transfer of any shares to any trust for the direct or indirect benefit of the Holder or the immediate family of the Holder, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, and shall be applicable to the Holders only if all officers, directors and all stockholders individually owning more than one percent (1%) of the Company’s outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding Preferred Stock) are subject to the same restrictions.  The underwriters in connection with such registration are intended third-party beneficiaries of this

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Section 9 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto.  Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 9 or that are necessary to give further effect thereto.  If any officer, director or one percent (1%) stockholder of the Company is granted an early release with respect to all or a portion of the securities held by such holder from such holder’s lock-up agreement, then each Holder shall also be granted an early release from its obligations hereunder on a pro-rata basis based on the aggregate percentage of shares held by the officers, directors or one percent (1%) stockholders being released from such holders lock-up agreements; provided, however, that such release of the Holders shall not apply to such early releases of officers, directors and greater than one percent (1%) stockholders approved by the Board of Directors which involve financial hardship situations of up to $1,000,000 in the aggregate.

10.          Failure to Deliver Shares.  If a Selling Stockholder fails to deliver Offered Shares in accordance with the terms of this Agreement to an Investor, such Investor may, at its option, in addition to all other remedies it may have, send to the Company for the benefit of such Selling Stockholder the purchase price for such Offered Shares as is herein specified.  Thereupon, the Company upon written notice to said Selling Stockholder, (a) shall cancel on its books the certificate(s) representing the Offered Shares to be sold and (b) shall issue, in lieu thereof, in the name of such Investor, a new certificate(s) representing such Offered Shares, and thereupon all of said Selling Stockholder’s rights in and to such Offered Shares shall terminate.  The Company may exercise a similar remedy in enforcing the Company’s rights under Section 2.

11.          Specific Performance.  The rights of the parties under this Agreement are unique and, accordingly, the parties shall, in addition to such other remedies as may be available to any of them at law or in equity, have the right to enforce their rights hereunder by actions for specific performance to the extent permitted by law.

12.          Legend.  The certificates representing the Shares shall bear on their face a legend indicating the existence of the restrictions imposed hereby.

13.          Restatement of Prior Agreement; Entire Agreement.  The Company and the Investors constituting the Requisite Investors (as defined in the Prior Agreement) agree that (i) the Prior Agreement is hereby amended and restated in its entirety by this Agreement, and (ii) the provisions of the Prior Agreement shall no longer be of any force or effect.  This Agreement (including any and all exhibits, schedules and other instruments contemplated thereby) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between them or any of them as to such subject matter.

14.          Amendments and Waivers.  Except as otherwise expressly provided herein, this Agreement may not be amended nor terminated (other than in respect of a termination in accordance with Section 7 hereof) and the observance of any term of this Agreement may not be waived without the written consent of each (i) the Company, and (ii) Investors holding at least sixty percent (60%) of the voting power of the shares of Preferred Stock held by all Investors (the “Requisite Investors”).  Notwithstanding the foregoing, the consent of the Stockholders shall be required for any amendment or waiver if such amendment or waiver materially differently and

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adversely applies to the Stockholders.  Further, notwithstanding the foregoing, other than in regards to a termination in accordance with Section 7 or approved by the Company and the Requisite Investors, Section 6(ii) of this Agreement shall not be amended or waived without the written consent of TPG, Section 6(iii) of this Agreement shall not be amended or waived without the written consent of Longitude, Section 6(iv) of this Agreement shall not be amended or waived without the written consent of Skyline, and Section 6(v) of this Agreement shall not be amended or waived without the written consent of Frazier, and provided further, that no amendment to either of Sections 6 and 21 shall be effective against any Investor or group of Investors (the “Minority Investors”) that have not by the consent of at least a majority of the Preferred Stock held by such Minority Investors consented to such amendment, if such amendment treats such Minority Investor’s rights under this Agreement materially differently and adversely from those of the other Investors.  The Company shall give written notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination or waiver.  Any amendment, termination or waiver effected in accordance with this Section 14 shall be binding on all parties hereto, even if they do not execute such consent.  No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

15.          Assignment; Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, legal representatives, successors and permitted transferees, except as may be expressly provided otherwise herein.

16.          Severability.  In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement and such invalid, illegal and unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

17.          Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18.          Section Headings.  The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

19.          Governing Law.  This Agreement shall be construed and enforced in accordance with and governed by the Virginia Stock Corporation Act as to matters within the scope thereof, and as to all other matters shall be construed and enforced in accordance with and governed by the internal laws of the Commonwealth of Massachusetts, without regard to its principles of conflicts of laws.

20.          Additional Parties.  Any person who shall, after the date hereof, acquire shares of the Common Stock, shall become a party to this Agreement by executing and delivering to the Company an Instrument of Accession in substantially the form attached hereto as Exhibit A.  Upon such execution and delivery, such person shall be deemed a “Holder” hereunder with all

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the rights and obligations thereof.  The Company shall use commercially reasonable efforts to cause persons who hold shares of Common Stock on the date hereof but are not parties to this Agreement to become a party to this Agreement by executing and delivering to the Company an Instrument of Accession in substantially the form attached hereto as Exhibit A.

21.          Irrevocable Proxy.  Each Stockholder hereby constitutes and appoints the President of the Company, and a designee of the Requisite Holders, and each of them, with full power of substitution, with respect to the matters set forth herein, and each of them, with full power of substitution, as the proxies of such Stockholder (“Stockholder Proxies”) with respect to the matters upon which such Stockholder is obligated to vote in accordance with Section 5 and Section 6, and hereby authorizes each of them, acting singly, to represent and to vote, if and only if such Stockholder (i) fails to vote or (ii) attempts to vote (whether by proxy, in person or by written consent) in a manner that is inconsistent with the terms of this Agreement, all of such Stockholder’s Shares in accordance with the terms and provisions of this Agreement.  The proxy granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company and the other Stockholders in connection with the transactions contemplated by this Agreement and, as such, is coupled with an interest and shall be irrevocable unless and until this Agreement terminates pursuant to Section 7 hereof.  Each Stockholder hereby revokes any and all previous proxies with respect to the Shares and shall not hereafter, unless and until this Agreement terminates pursuant to Section 7 hereof, purport to grant any other proxy or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Shares, except in each case in a manner consistent with the voting obligations set forth in Section 5 and Section 6.  Subject to the limitation set forth in the next sentence, the Stockholders agree to indemnify, defend and hold harmless Stockholder Proxies from and against any and all loss, damage, liability and expense that may be incurred by Stockholder Proxies arising out of or in connection with his, her or its acceptance or appointment as Stockholder Proxies under this Agreement (except such as may result from the gross negligence or willful misconduct of the Stockholder Proxies), including the legal costs and expenses of defending himself, herself or itself against any claim or liability in connection with his, her or its performance under this Agreement and all other documents and agreements executed and delivered by Stockholder Proxies in connection therewith.  The Stockholders’ respective obligations to indemnify Stockholder Proxies pursuant to this Section 21 shall be several and shall be limited as to each Stockholder to such Stockholder’s pro rata portion of the total number of Shares covered by this Agreement.

[Signature Pages Follow]

11

IN WITNESS WHEREOF, the undersigned have executed this Seventh Amended and Restated Stockholders Agreement as a sealed instrument as of the day and year first above written.

THE COMPANY:

COLLEGIUM PHARMACEUTICAL, INC.

By:	/s/ Michael Heffernan
Name:	Michael Heffernan
Title:	President and Chief Executive Officer

[Signature page continues]

[Signature Page to Seventh Amended and Restated Stockholders Agreement]

THE INVESTORS:

TPG BIOTECHNOLOGY PARTNERS IV, L.P.

By:	TPG Biotechnology GenPar IV, L.P.,
Its general partner

By:	TPG Biotechnology GenPar IV Advisors, LLC,
Its general partner

By:	/s/ Ronald Carni
Name:	Ronald Carni
Title:	Vice President

[Signature page continues]

[Signature Page to Seventh Amended and Restated Stockholders Agreement]

THE INVESTORS (Cont.):

ADAGE CAPITAL PARTNERS, LP

By:	Adage Capital Partners, GP, LLC, it’s General Partner
By:	Adage Capital Advisors, LLC it’s Managing Member

By:	/s/ Dan Lehan
Name:	Dan Lehan
Title:	Chief Operating Officer

[Signature page continues]

[Signature Page to Seventh Amended and Restated Stockholders Agreement]

THE INVESTORS (Cont.):

EcoR1 Capital Fund, L.P.
By:	/s/ Oleg Nodelman
Name:	Oleg Nodelman
Title:	Managing Director, EcoR1 Capital, LLC

EcoR1 Capital Fund Qualified, L.P.
By:	/s/ Oleg Nodelman
Name:	Oleg Nodelman
Title:	Managing Director, EcoR1 Capital, LLC

[Signature page continues]

[Signature Page to Seventh Amended and Restated Stockholders Agreement]

THE INVESTORS (Cont.):

RA CAPITAL HEALTHCARE FUND, LP

By:	/s/ Peter Kolchinsky
Name:	Peter Kolchinsky
Title:	Manager

[Signature page continues]

[Signature Page to Seventh Amended and Restated Stockholders Agreement]

THE INVESTORS (Cont.):

ROCK SPRINGS CAPITAL MASTER FUND LP

By:	Rock Springs GP LLC
Its:	General Partner

By:	/s/ Graham McPhail
Name:	Graham McPhail
Title:	Managing Director

[Signature page continues]

[Signature Page to Seventh Amended and Restated Stockholders Agreement]

THE INVESTORS (Cont.):

EVENTIDE HEALTHCARE AND LIFE SCIENCES FUND

By:	/s/ Jennifer Bailey
Name:	Jennifer Bailey
Title:	Secretary, Mutual Fund Services Trust

EVENTIDE GILEAD FUND

By:	/s/ Jennifer Bailey
Name:	Jennifer Bailey
Title:	Secretary, Mutual Fund Services Trust

[Signature page continues]

[Signature Page to Seventh Amended and Restated Stockholders Agreement]

THE INVESTORS (Cont.):

APERTURE VENTURE PARTNERS III, L.P.

By:	Aperture Ventures III Management, LLC, its General Partner

By:	/s/ Eric Sillman
Name:	Eric Sillman
Title:	Managing Member

[Signature page continues]

[Signature Page to Seventh Amended and Restated Stockholders Agreement]

THE INVESTORS (Cont.):

LONGITUDE VENTURE PARTNERS, L.P.
A Delaware Limited Partnership

By:	Longitude Capital Partners, LLC
Its General Partner

By:	/s/ Patrick Enright
Name:	Patrick Enright
Title:	Managing Member

LONGITUDE CAPITAL ASSOCIATES, L.P.
A Delaware Limited Partnership

By:	Longitude Capital Partners, LLC
Its General Partner

By:	/s/ Patrick Enright
Name:	Patrick Enright
Title:	Managing Member

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[Signature Page to Seventh Amended and Restated Stockholders Agreement]

THE INVESTORS (Cont.):

SKYLINE VENTURE PARTNERS V, L.P.

By:	Skyline Venture Management V, LLC
Its:	General Partner

By:	/s/ John G. Freund
Name:	John G. Freund
Title:	Managing Director

FRAZIER HEALTHCARE VI, LP
By FHM VI, LP, its general partner
By FHM VI, LLC, its general partner

By:	/s/ Patrick Heron
Name:	Patrick Heron
Title:	Manager

[Signature page continues]

[Signature Page to Seventh Amended and Restated Stockholders Agreement]

THE INVESTORS (Cont.):

BOSTON MILLENNIA PARTNERS II LIMITED PARTNERSHIP

By:	Glen Partners II Limited Partnership

By:	/s/ Martin J. Hernon
Name:	Martin J. Hernon
Title:	General Partner

BOSTON MILLENNIA PARTNERS II-A LIMITED PARTNERSHIP

By:	Glen Partners II Limited Partnership

By:	/s/ Martin J. Hernon
Name:	Martin J. Hernon
Title:	General Partner

BOSTON MILLENNIA PARTNERS GMBH & CO. KG

By:	Boston Millenia Verwaltungs GmbH

By:	/s/ Martin J. Hernon
Name:	Martin J. Hernon
Title:	Managing Director

BOSTON MILLENNIA ASSOCIATES II PARTNERSHIP

By:	/s/ Martin J. Hernon
Name:	Martin J. Hernon
Title:	General Partner

STRATEGIC ADVISORS FUND LIMITED PARTNERSHIP

By:	Glen Partners II Limited Partnership,
Its General Partner

By:	/s/ Martin J. Hernon
Name:	Martin J. Hernon
Title:	General Partner

[Signature page continues]

[Signature Page to Seventh Amended and Restated Stockholders Agreement]

THE INVESTORS (Cont.):

/s/ Steven N. Tannenbaum
Steven N. Tannenbaum

[Signature page continues]

[Signature Page to Seventh Amended and Restated Stockholders Agreement]

THE HOLDERS:

Island View Investors, LLC

By:	/s/ Michael Heffernan
Michael Heffernan, Authorized Person

/s/ Michael Heffernan
Michael Heffernan

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[Signature Page to Seventh Amended and Restated Stockholders Agreement]

THE HOLDERS:

/s/ Steven N. Tannenbaum
Steven N. Tannenbaum

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[Signature Page to Seventh Amended and Restated Stockholders Agreement]

THE HOLDERS:

/s/ Gino Santini
Gino Santini

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[Signature Page to Seventh Amended and Restated Stockholders Agreement]

THE HOLDERS (Cont.):

/s/ Jane Hirsh
Jane Hirsh

/s/ Mark Hirsh
Mark Hirsh

/s/ Mark D. Hirsh
Mark D. Hirsh

/s/ Jay Hirsh
Jay Hirsh

/s/ Nicole Vecchiotti
Nicole Vecchiotti

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[Signature Page to Seventh Amended and Restated Stockholders Agreement]

THE HOLDERS (Cont.):

TESORO TRUST I

By:	/s/ Howard J. Hirsh
Name:	Howard J. Hirsh
Title:	Trustee

TESORO TRUST II

By:	/s/ Howard J. Hirsh
Name:	Howard J. Hirsh
Title:	Trustee

TESORO TRUST III

By:	/s/ Howard J. Hirsh
Name:	Howard J. Hirsh
Title:	Trustee

BAREFOOT TRUST #1

By:	/s/ Howard J. Hirsh
Name:	Howard J. Hirsh
Title:	Trustee

BAREFOOT TRUST #2

By:	/s/ Howard J. Hirsh
Name:	Howard J. Hirsh
Title:	Trustee

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[Signature Page to Seventh Amended and Restated Stockholders Agreement]

THE HOLDERS (Cont.):

AVI TRUST

By:	/s/ Howard J. Hirsh
Name:	Howard J. Hirsh
Title:	Trustee

SERUCH TRUST

By:	/s/ Howard J. Hirsh
Name:	Howard J. Hirsh
Title:	Trustee

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[Signature Page to Seventh Amended and Restated Stockholders Agreement]

THE HOLDERS (Cont.):

/s/ Karen Rothman
Karen Rothman

JULIE ROTHMAN QUALIFIED SUB-CHAPTER S TRUST

By:	/s/ Ronald Phillips
Name:	Ronald Phillips
Title:	Trustee

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[Signature Page to Seventh Amended and Restated Stockholders Agreement]

SCHEDULE I

Holders

Island View Investors, LLC (Michael Heffernan)	Jessica Wolfe
41 Garrison Road	10 Kenilworth Road
Hingham, MA 02043	Wellesley, MA 02482

Michael Heffernan	Shubha Chungi
41 Garrison Road	19 Oak Street
Hingham, MA 02043	Chestnut Hill, MA 02467

Jane Hirsh	Patrea Pabst
15 Peirce Road	2966 Hartwell Highway
Wellesley, MA 02481	Dewy Rose, GA 30634

Mark Hirsh	Martin Keller
15 Peirce Road	22 Kirkstall Road
Wellesley, MA 02481	Newton, MA 02460

Karen Rothman	Steven N. Tannenbaum
37 Grayson Lane	174 Winding River Road
Newton, MA 02462	Wellesley, MA 02482

Julie Rothman Qualified Sub-Chapter S Trust	Nicole Vecchiotti
37 Grayson Lane	c/o Jane Hirsh
Newton, MA 02462	15 Peirce Road
Wellesley, MA 02481

Alexander Klibanov	Mark D. Hirsh
45 The Ledges Road	c/o Jane Hirsh
Newton, MA 02459	15 Peirce Road
Wellesley, MA 02481

Phillip Satow	Jay Hirsh
583 Broadway	c/o Jane Hirsh
Apt.8B	15 Peirce Road
New York, NY 10012	Wellesley, MA 02481

Michael S. Satow	Tesoro Trust I
18 Ivy Hill Road	Howard J. Hirsh, Trustee
Chappaqua, NY 10514	c/o Jane Hirsh
15 Peirce Road
Wellesley, MA 02481

Julie S. Satow	Tesoro Trust II
72 Horatio St.	Howard J. Hirsh, Trustee
Apt. 25	c/o Jane Hirsh
New York, NY 10014	15 Peirce Road
Wellesley, MA 02481
JDS Associates LLC
18 Ivy Hill Road
Chappaqua, NY 10514

Tesoro Trust III	Barefoot Trust #1
Howard J. Hirsh, Trustee	Howard J. Hirsh, Trustee
c/o Jane Hirsh	c/o Jane Hirsh
15 Peirce Road	15 Peirce Road
Wellesley, MA 02481	Wellesley, MA 02481

Barefoot Trust #2	Avi Trust
Howard J. Hirsh, Trustee	Howard J. Hirsh, Trustee
c/o Jane Hirsh	c/o Jane Hirsh
15 Peirce Road	15 Peirce Road
Wellesley, MA 02481	Wellesley, MA 02481

Seruch Trust
Howard J. Hirsh, Trustee
c/o Jane Hirsh
15 Peirce Road
Wellesley, MA 02481

SCHEDULE II

Investors

TPG Biotechnology Partners IV, L.P.	EcoR1 Capital Fund, L.P.
345 California Street, Suite 3300	c/o EcoR1 Capital, LLC
San Francisco, CA 94104	409 Illinois Street
Fax: (415) 743-1501	San Francisco, CA 94158

Adage Capital Partners, LP	EcoR1 Capital Fund Qualified , L.P.
200 Clarendon St., 52nd Floor	c/o EcoR1 Capital, LLC
Boston, MA 02116	409 Illinois Street
Attn: Dan Lehan, COO	San Francisco, CA 94158

RA Capital Healthcare Fund, LP	Rock Springs Capital Master Fund LP
c/o RA Capital Management, LLC	650 South Exeter Street
20 Park Plaza, Suite 1200	Baltimore, MD 21202
Boston, MA 02116	Attn: Chief Financial Officer

Eventide Healthcare and Life Sciences Fund	Eventide Gilead Fund
c/o Eventide Asset Management, LLC	c/o Eventide Asset Management, LLC
60 State Street, Suite 700	60 State Street, Suite 700
Boston, MA 02109	Boston, MA 02109
Attn: BJ Cheriakalath, COO	Attn: BJ Cheriakalath, COO

Aperture Venture Partners III, L.P.	Skyline Venture Partners V, L.P.
c/o Aperture Venture Partners, LLC	525 University Avenue, Suite 520
645 Madison Avenue, 20th Floor	Palo Alto, CA 94301
New York, NY 10022	Fax: 650-329-1090
Attn: Eric Sillman

Longitude Venture Partners, L.P.	Boston Millennia Associates II Partnership
545 Steamboat Road	30 Rowes Wharf, Suite 500
Greenwich, CT 06830	Boston, MA 02110
Fax: (617) 428-5160

Longitude Capital Associates, L.P.	Strategic Advisors Fund Limited Partnership
545 Steamboat Road	30 Rowes Wharf, Suite 500
Greenwich, CT 06830	Boston, MA 02110
Fax: (617) 428-5160

Frazier Healthcare VI, LP	E. Hunterson Henrie, II
601 Union Street #3200	c/o Ferghana Partners
Seattle, WA 98101	420 Lexington Avenue, Suite 2626
Fax: (650) 325-5157	New York, New York 10170
Fax: (212) 883-9395

Boston Millennia Partners II Limited Partnership	Rawle Michelson
30 Rowes Wharf, Suite 500	c/o Ferghana Partners
Boston, MA 02110	420 Lexington Avenue, Suite 2626
Fax: (617) 428-5160	New York, New York 10170
Fax: (212) 883-9395

Boston Millennia Partners II-A Limited Partnership	Westfield Life Sciences II LP
30 Rowes Wharf, Suite 500	One Financial Center, 24th Floor
Boston, MA 02110	Boston, Massachusetts 02111-2621
Fax: (617) 428-5160	Fax: (617) 428-7190

Boston Millennia Partners GMBH & CO. KG	Matthew Strobeck
30 Rowes Wharf, Suite 500	45 Slate Farm Road
Boston, MA 02110	Charlotte, VT 05445
Fax: (617) 428-5160

Westfield Life Sciences LP	Phillip Satow
One Financial Center, 24th Floor	583 Broadway
Boston, Massachusetts 02111-2621	Apt.8B
Fax: (617) 428-7190	New York, NY 10012

Comerica Ventures Incorporated	Julie S. Satow
Attn: Warrant Administrator	72 Horatio St.
1717 Main Street, 5th Floor, MC 6406	Apt. 25
Dallas, Texas 75201	New York, NY 10014

Michael S. Satow	Steven N. Tannenbaum
18 Ivy Hill Road	174 Winding River Road
Chappaqua, NY 10514	Wellesley, MA 02482

JDS Associates LLC	Theodore L. Iorio
18 Ivy Hill Road	36 Forest Lane
Chappaqua, NY 10514	Millis, MA 02054

Exhibit A

COLLEGIUM PHARMACEUTICAL, INC.

INSTRUMENT OF ACCESSION

The undersigned,                                   , as a condition precedent to becoming the owner or holder of record of                                        (            ) shares of the                        stock, par value $.001 per share, of Collegium Pharmaceutical, Inc., a Virginia corporation (the “Company”), hereby agrees to become [a Holder/an Investor, as applicable] under that certain Seventh Amended and Restated Stockholders Agreement dated as of March     , 2015, as may be amended from time to time (“Stockholders Agreement”), by and among the Company and other stockholders of the Company.  This Instrument of Accession shall take effect and shall become an integral part of, and the undersigned shall become a party to and bound by, the Stockholders Agreement immediately upon execution and delivery to the Company of this Instrument.

IN WITNESS WHEREOF, this INSTRUMENT OF ACCESSION has been duly executed by or on behalf of the undersigned, as a sealed instrument under the laws of the Commonwealth of Virginia, as of the date below written.

Signature:

(Print Name)

Address:

Date:

Accepted:

COLLEGIUM PHARMACEUTICAL, INC.

By:
Name:
Title:

Date:

A-1